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                                                                    Exhibit 10.3
                            1ST CONSTITUTION BANCORP

                            DIRECTORS' INSURANCE PLAN
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                            1ST CONSTITUTION BANCORP
                            DIRECTORS' INSURANCE PLAN

Section 1. Establishment of the Plan

            Effective as of October 1, 2002, 1st Constitution Bancorp ("Bancorp") hereby establishes a plan to provide a death benefit to certain members of the Boards of Directors of Bancorp and/or 1st Constitution Bank ("Bank"), who are not current employees of either Bancorp or Bank ("Directors").

Section 2. Definitions

            In addition to the definitions set forth in Section 1, when used in the Plan, the following terms shall have the definitions set forth in this
Section 2:

            2.1 Beneficiary: The term "Beneficiary" means the beneficiary or beneficiaries (including any contingent beneficiary or beneficiaries) designated in writing by the Participant on a form determined by the Company (or, if none, the Participant's Beneficiary shall be his or her estate) to receive the death benefits payable pursuant to this Plan. A Participant may revoke a prior designation of a Beneficiary and may also designate a new Beneficiary without the consent of the previously designated Beneficiary, provided, however, that such revocation and new designation (if any) must be in writing and filed with the Board of Directors before the Participant's death.

            2.2 Board of Directors: The term "Board of Directors" means the board of directors of the Company.

            2.3 Change of Control: A "Change of Control" will be deemed to have occurred if -
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            (X) any "person" (as such term is used in Sections 13(d) and 14(d)
of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a person engaging in a transaction of the type described in clause (Z) below of this definition but which does not constitute a change in control under such clause (Z), hereafter becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Bancorp representing more than 50% of the combined voting power of Bancorp's then outstanding securities; or

            (Y) during any period of twenty-four (24) consecutive months during the term of this Agreement, individuals who at the beginning of such period constitute the Bancorp Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with Bancorp to effect a transaction described in clauses (X) or (Z) of this definition) whose election by such Board of Directors, or nomination for election by Bancorp's shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

            (Z) Bancorp completes a merger, consolidation or similar transaction of Bancorp with or into any other corporation or entity, or a binding share exchange involving Bancorp's securities, other than any such transaction which would result in the voting securities of Bancorp outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Bancorp or such surviving entity outstanding immediately

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after such transaction, or Bancorp completely liquidates, sells or otherwise disposes of all or substantially all of its assets.

            2.4 Company: The term "Company" means 1st Constitution Bancorp and/or 1st Constitution Bank.

            2.5 Effective Date: The term "Effective Date" shall mean October 1, 2002.

            2.6 Participant: The term "Participant" means an individual who is a Director as of the Effective Date. Thereafter, a member of the Board of Directors will become a Participant on the first day of the month following the date on which he or she has been a member of the Board of Directors for a total of ten years, but only if he or she is not then employed by the Company as an employee.

            2.7 Plan: The term "Plan" means this 1st Constitution Bancorp Directors' Insurance Plan, as set forth herein, and as it may be amended from time to time.

Section 3. Death Benefit

            3.1 Coverage Amount. Each Participant will be provided with term insurance coverage in the amount of one hundred thousand dollars ($100,000.00), to be paid to the Participant's Beneficiary following the Participant's death. Coverage will be in place from the date the individual becomes a Participant until the date of his or her death, regardless of whether the Participant continues to be a member of the Board of Directors.

Section 4. General Provisions

            4.1 Director's Rights Unsecured. The Plan is unfunded, but the benefits to be paid hereunder will be paid pursuant to the terms of an insurance policy or policies. The right of any Participant to receive payments under the provisions of the Plan shall be an unsecured claim with respect to such policy or policies. As a condition of participation in this Plan the Participant

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agrees to submit any reasonably required information (including health information and/or a physical examination from time to time), as may be required in connection with the insurance policy.

            4.2 Administration. Except as otherwise provided in the Plan, the Plan shall be administered by the Board of Directors of Bancorp, which shall have the authority to adopt rules and regulations for carrying out the Plan, and which shall interpret, construe, and implement the provisions of the Plan. The Board of Directors, however, shall have the right to delegate some or any of its administrative functions under the Plan to another person or entity.

            4.3 Legal Opinions. The Board of Directors may consult with legal counsel, who may be counsel for the Company, with respect to its obligations and duties under the Plan, or with respect to any action, proceeding, or any questions of law, and shall not be liable with respect to any good faith action taken, or omitted, by it pursuant to the advice of such counsel.

            4.4 Liability. Any decision made or action taken by the Board of Directors, or any employee of the Company or any of its subsidiaries, arising out of or in connection with the construction, administration, interpretation or effect of the Plan, shall be absolutely discretionary, and shall be conclusive and binding on all parties. Neither the Board of Directors nor any employee of the Company shall be liable for any amounts hereunder or any action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, for anything done or omitted to be done.

            4.5 Tax Reporting. The Company shall have the right and obligation to report to the appropriate taxing authorities as income to the Participant the value (determined from time

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to time in accordance with the rules then in effect for such reporting) of the death benefit coverage provided to such Participant.

            4.6 Policy Title and Ownership. Title and ownership of the policy or policies shall reside in the Company for its use and for the use of the Participant all in accordance with this Plan. The Company alone may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values. Where the Company and the Participant (or assignee, with the consent of the Participant) mutually agree to exercise the right to increase the coverage under the subject policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Plan.

            4.7 Division of Death Proceeds. The division of the death proceeds of the policy or policies is as follows: the Participant's Beneficiary or Beneficiaries are entitled to the death benefit specifically set forth in
Section 3.1, and the Company shall be entitled to the remainder of such proceeds.

Section 5. Amendment, Suspension, and Termination

            The Board of Directors of Bancorp shall have the right at any time, and for any reason, to amend, suspend, or terminate the Plan, either in whole or as to a particular Director, except that no change shall be made following a Change of Control without the consent of an affected Participant, except as provided in the next following sentence. Without limiting the foregoing sentence, the Board of Directors of Bancorp may terminate the Plan or suspend operation of the Plan if the Company is subjected to regulatory discipline limiting its ability to pay compensation to Participants, or if the Company is advised by a regulatory agency that payments to (or coverage for) a particular Participant or continuation of the Plan will result in regulatory sanctions against the Company, its officers or directors.

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Section 6. Applicable Law

            The Plan shall be governed by, and construed in accordance with, the laws of the State of New Jersey, except to the extent that such laws are preempted by federal law.

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